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UNITED STATES
SECURITIESANDEXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 29, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 705, 404-2nd Avenue S.W., Calgary, Alberta, Canada , T2P 5E9
(Address of principal executive offices)	(Zip Code)

1.403.234.8885
Registrant’s telephone number, including area cod

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sale of Equity Securities

On March 29, 2005, the Board of Directors of Big Sky Energy Corporation (the “Registrant”) agreed to grant a stock option in the amount of 5,000,000 shares of common stock of the Company to a new director.   The grant cannot be completed in full as the issuance of this option exceeds the current maximum shareholder approved amount of 15,000,000 common shares permitted to be issued by way of stock options.   The Board will authorize the issue of 1,000,000 options for common stock currently and request shareholder approval for an increase in the common stock reserved for the granting of stock options to this director and others.

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 29, 2005, Big Sky Energy Corporation  (the “Company”) appointed Mr. Nurlan U. Balgimbayev as a member of its Board of Directors.

Mr. Nurlan Balgimbayev is a former Prime Minister of the Republic of Kazakhstan (October 1997 to October, 1999); a former Minister of Oil and Gas (1994-1997); and a former President of the government  owned national oil company, Kazmunaigas (October 1999-February 2002).  He graduated  in 1973 from the Kazakh Polytechnic Institute with a degree as a Mining Geologist.  Mr Balgimbayev served as a director of Nelson Resources Limited (2002-2004) and as a director of Herson Oil Refinery System (Ukraine).  He is also a Member of the Kazakhstan Board for the Stable Development of the Republic of Kazakhstan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:      April 4, 2005

BIG SKY ENERGY CORPORATION

By:  /s/ Thomas Milne

Name:  Thomas Milne

Title:    Chief Financial Officer and Director